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                                                                 EXHIBIT (a)(13)

                     AMENDMENT NO. 8 TO TRUST INSTRUMENT OF
                                 ING FUNDS TRUST

                        ESTABLISHMENT OF NEW SHARE CLASS

                             EFFECTIVE: JUNE 2, 2003

         THIS AMENDMENT NO. 8 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST, a Delaware business trust (the "Trust"), dated July 30, 1998, as amended (the "Trust Instrument"), reflects a resolution adopted by the Board of Trustees on May 29, 2003, with respect to ING Intermediate Bond Fund, a series of the Trust (the "Fund"), acting pursuant to Article II, Sections 2.1 and 2.6 of the Trust Instrument of the Trust. The resolution serves to establish a new share class for the Fund.